Exhibit 5.1

WongPartnership LLP
One George Street #20-01
Singapore 049145
t +65 6416 8000
f +65 6532 5711
e contactus@wongpartnership.com

Not for service of court documents

wongpartnership.com

Singapore | China | Middle East

TO		FROM

CTM/20100419

	Fax:	+65 6532 5711

	Direct:	+65 6416 2418
The Board of Directors
Avago Technologies Limited	Email:	james.choo@wongpartnership.com
1 Yishun Avenue 7
Singapore 768923

27 September 2012

Dear Sirs

AVAGO TECHNOLOGIES LIMITED – REGISTRATION STATEMENT ON FORM S-8 IN RESPECT OF THE 12,000,000 2009 PLAN SHARES (AS DEFINED BELOW) AND THE 2,000,000 ESPP SHARES (AS DEFINED BELOW)

A.	INTRODUCTION

1.	We have acted as Singapore legal advisers to Avago Technologies Limited (the “Company”), a company incorporated under the laws of Singapore, in connection with the filing by the Company with the United States Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), in respect of an additional (a) 12,000,000 ordinary shares of the Company (the “2009 Plan Shares”) issuable by the Company pursuant to the Avago Technologies Limited 2009 Equity Incentive Award Plan approved by shareholders of the Company on 31 July 2009, as approved by the board of directors of the Company (the “Board of Directors”) on 27 July 2009 (the “2009 Plan”) and (b) 2,000,000 ordinary shares of the Company (the “ESPP Shares” and together with the 2009 Plan Shares, the “Evergreen Shares”) issuable by the Company pursuant to the Avago Technologies Limited Employee Share Purchase Plan approved by shareholders of the Company on 31 July 2009, as approved by the Board of Directors on 27 July 2009 and as amended and approved by the Compensation Committee of the Board of Directors (the “Compensation Committee”) on 2 June 2010 (the “ESPP”).

B.	DOCUMENTS

2.	In rendering this opinion, we have examined:

2.1	a copy of the memorandum of association and articles of association of the Company, as filed with the Accounting and Corporate Regulatory Authority of Singapore on 11 August 2009;

WongPartnership LLP (UEN: T08LL0003B) is a limited liability law partnership registered in Singapore under the Limited Liability Partnerships Act (Chapter 163A).

WONGPARTNERSHIP LLP

CTM/20100419

27 September 2012

Page: 2

2.2	a copy of the minutes and resolutions in writing of the Board of Directors of the Company dated 27 July 2009 and 26 September 2012, and the minutes and resolutions of the Compensation Committee dated 2 June 2010 (together, the “Board Resolutions”);

2.3	a copy of the minutes and resolutions passed by the shareholders of the Company on 31 July 2009, 31 March 2010, 30 March 2011 and 4 April 2012 (the “Company Shareholders’ Resolutions”);

2.4	a copy of the 2009 Plan and the ESPP; and

2.5	such other documents as we may have considered necessary or desirable in order that we may render this opinion.

3.	Save as expressly provided in paragraph 5 of this legal opinion, we express no opinion whatsoever with respect to any agreement or document described in paragraphs 2 of this opinion.

C.	ASSUMPTIONS

4.	We have assumed (without enquiry and with your consent):

4.1	the authenticity of all documents submitted to us as originals, and the completeness, and conformity to originals, of all copies of documents submitted to us and that the signatures and seals on original or certified copies of all documents are genuine;

4.2	where applicable, all representations and factual statements contained in all documents listed in paragraph 2 above (other than those factual statements on which we specifically express an opinion in this letter) are true, complete and correct;

4.3	that the copies of the Board Resolutions and the Company Shareholders’ Resolutions submitted to us have not been amended or rescinded and are in full force and effect and no other resolution or other action has been taken which may affect the validity of any or all of such resolutions; and

4.4	that the copies of the 2009 Plan and of the ESPP which we examined are true, complete and up-to-date copies, have not been amended or rescinded and are in full force and effect and no other action has been taken which may affect the validity of the 2009 Plan or the ESPP, as the case may be.

D.	OPINION

5.	Based on the foregoing and subject to the assumptions set out in this letter and having regard to such legal considerations as we have deemed relevant and subject to any matters not disclosed to us, we are of the opinion that when the Evergreen Shares (a) are issued by the Company against payment of the amounts required in accordance with the rules of the 2009 Plan or the ESPP, as applicable, and (b) have been duly registered in the register of members of the Company in the name of the persons who have purchased the Evergreen Shares, and assuming that in each case:

5.1	the individual grants, purchases and issuances under the 2009 Plan and the ESPP are duly authorised by all necessary corporate actions of the Company;

5.2	such individual grants, purchases and issuances are made and the Evergreen Shares are duly issued in accordance with the requirements of applicable law and the rules of the 2009 Plan or the ESPP, as applicable; and

WONGPARTNERSHIP LLP

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27 September 2012

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5.3	the Company having, at the time of the individual grants, purchases and issuances of the Evergreen Shares, obtained a mandate from shareholders of the Company to issue ordinary shares of the Company pursuant to section 161 of the Companies Act, Chapter 50 of Singapore (the “Share Issue Mandate”) and such Share Issue Mandate not having expired in accordance with its terms or previously revoked or varied by the Company in general meeting, the Evergreen Shares will be duly authorised by the Company for issuance and subscription and will be validly issued, fully paid and non-assessable.

6.	For the purposes of this legal opinion, we have assumed that the term “non-assessable” (a term which has no recognised meaning under Singapore law) in relation to the Evergreen Shares to be issued means that holders of such shares, having fully paid up all amounts due on such shares, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such shares.

7.	This opinion relates only to the laws of general application of the Republic of Singapore as at the date hereof and as currently applied by the Singapore courts, and is given on the basis that it will be governed by and construed in accordance with the laws of the Republic of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the Republic of Singapore.

8.	With respect to matters of fact material to this opinion, we have relied on the statements of the responsible officers of the Company.

9.	We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

10.	The opinion given herein is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the Registration Statement or otherwise. Further, save for the filing of this opinion with the SEC as an exhibit to the Registration Statement, this opinion is not to be circulated to, or relied upon by, any other person (other than persons entitled to rely on it pursuant to applicable provisions of federal securities law in the United States, if applicable) or quoted or referred to in any public document or filed with any governmental body or agency without our prior written consent.

Yours faithfully

/s/ WONGPARTNERSHIP LLP

WONGPARTNERSHIP LLP